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Exhibit 99.1

FIRST HORIZON ANNOUNCES LAUNCH OF PRENATE ELITE

        Alpharetta, GA, March 22, 2004—First Horizon Pharmaceutical Corporation (NASDAQ: FHRX), a specialty pharmaceutical company, today announced that it is launching Prenate Elite, the next generation of the market leading Prenate line of prenatal vitamins. The Company is expected to begin marketing and selling the product in April 2004.

        Prenate Elite, the only prenatal vitamin with Metafolin, is designed to meet the increased nutritional needs during pregnancy in a film-coated tablet that is easy for patients to take. Metafolin is the active form of folate. Prenate Elite supplies a unique combination of folate sources to provide needed folate protection from preconception to crib.

        First Horizon's Chief Executive Officer, Patrick Fourteau, commented, "We are excited about the launch of Prenate Elite. The launching of line extensions remains one of our top priorities as we continue to seek to maximize the sales of our existing brands."

First Horizon Background

        First Horizon Pharmaceutical Corporation is a specialty pharmaceutical company that markets and sells prescription products with a primary focus on cardiology and women's health/pediatrics. The Company has a portfolio that includes 14 branded prescription products of which 6 are actively promoted to high-prescribing physicians through its nationwide marketing and sales force of approximately 250 representatives. The Company's web site address is:

http://www.firsthorizonpharm.com.

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Contact:

Adam Mathis
First Horizon Pharmaceutical Corporation
770-442-9707 ext. 1415
amathis@horizonpharm.com

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FIRST HORIZON ANNOUNCES LAUNCH OF PRENATE ELITE